Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/2010	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE		ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	48%	12/10/96	$8,137,994	3/15/05	$12,000,000		$5,647,340
Avaya	SOLD**	48%	6/24/98	$5,512,472	10/15/10**	$5,300,000	**	$2,478,305	**
Cort	SOLD	33%	7/31/98	$6,566,430	9/11/03	$5,770,000		$1,818,114
47300 Kato Road	0%	13%	7/21/98	$8,983,110	N/A	N/A		N/A
360 Interlocken Boulevard	100%	48%	3/20/98	$8,567,344	N/A	N/A		N/A
Iomega	SOLD	48%	4/1/98	$5,934,250	1/31/07	$4,867,000		$2,271,890
1315 West Century Drive	SOLD	48%	2/13/98	$10,361,070	12/22/06	$8,325,000		$3,908,217
WEIGHTED AVERAGE	77%

*	The Acquisition Price does not include the up-front sales charge.
**	The Avaya Building was sold on October 15, 2010.

FUND FEATURES

OFFERING DATES	December 1996 – December 1997
PRICE PER UNIT	$10
A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions
A/B RATIO AT CLOSE OF OFFERING	78% to 22%
AMOUNT RAISED	$27,128,912

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended September 30, 2010. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund X is in the positioning-for-sale phase of its life cycle, with two assets remaining following the disposition of the Avaya Building on October 15, 2010. Our focus on these assets involves concentrating on leasing and/or renewing efforts that we believe will ultimately result in better disposition prices for our investors.

In September, we signed a new lease with AVNET, Inc. for 82% of 360 Interlocken Boulevard, which is estimated to commence on November 24, 2010, and extends through November 2020 (with a one-time termination provision in September 2018).

Third quarter 2010 operating distributions were reserved (see “Estimated Annualized Yield” table). The General Partners anticipate that operating distributions may remain reserved in the near-term, given the anticipated re-leasing expenses and capital improvements at the two remaining properties.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•

The Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $5,647,340 were allocated to the Fund, and $4,066,886 of these proceeds was included in the November 2005 distribution. The remaining proceeds were included in the net sale proceeds distribution in August 2007.

•	The Avaya building was sold on October 15, 2010, and $2,478,305 in net sale proceeds was allocated to the Fund.

•

The Cort building was sold on September 11, 2003, and net sale proceeds of $1,818,114 were allocated to the Fund. Of these proceeds, $1,035,000 was distributed to the limited partners in November 2004. The remaining $783,114 was included in the November 2005 distribution.

•

The 47300 Kato Road property is located in Fremont, California, in the Silicon Valley region. TCI International, the sole tenant, vacated the property in May 2010. We have engaged Colliers-BT to market the property for lease.

•

The 360 Interlocken Boulevard property is located in the Broomfield submarket of Denver, Colorado. The property is currently 100% leased to three tenants following the execution of the lease with AVNET, Inc. through November 2020.

•

The Iomega building was sold on January 31, 2007, and net sale proceeds of approximately $2,271,890 were allocated to the Fund. Of these proceeds, approximately $1,611,331 was distributed to the limited partners in August 2007 and $60,000 was used to fund portfolio-level operations. The remaining proceeds are being reserved at this time to fund anticipated capital at the remaining assets in the Fund.

•

The 1315 West Century Drive building was sold on December 22, 2006. Net sale proceeds allocated to the Fund totaled $3,908,217, which were included in the net sale proceeds distribution to the limited partners in August 2007.

For a more detailed quarterly financial report, please refer to Fund X’s most recent 10-Q filing, which can be found on the Wells website at www.WellsREF.com.

CUMULATIVE PERFORMANCE SUMMARY

	Par Value	Cumulative Operating Cash Flow Distributed(1)	Cumulative Passive Losses(1& 2)	Cumulative Net Sale Proceeds Distributed(1)	Estimated Unit Value as of 12/31/09(3)
PER “A” UNIT	$10	$6.67	N/A	$3.29	$2.43
PER “B” UNIT	$10	$0.00	$0.45	$9.68	$2.27

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2/1/2010 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2010	Reserved	Reserved	Reserved
2009	Reserved	Reserved	Reserved	Reserved	0.00%
2008	2.25%	Reserved	Reserved	Reserved	0.56%
2007	3.50%	3.50%	3.50%	2.25%	3.19%
2006	3.00%	3.00%	2.75%	2.75%	2.88%
2005	4.50%	2.50%	Reserved	3.00%	2.50%
2004	6.75%	4.50%	Reserved	2.00%	3.31%
2003	7.75%	7.00%	8.50%	7.25%	7.63%
2002	8.50%	8.50%	8.50%	8.50%	8.50%
2001	9.75%	10.00%	9.75%	9.75%	9.81%
2000	9.50%	9.75%	9.75%	10.00%	9.75%

TAX PASSIVE LOSSES—CLASS “B” PARTNERS

2009	2008	2007		2006	2005		2004
0.00%	0.00%	-25.58	%**	0.01%	-52.34	%**	10.38%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway — Norcross, GA 30092-3365 — www.WellsREF.com — 800-557-4830

LPMPFSP1009-0800-10	© 2010 Wells Real Estate Funds